INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT, dated as of the ___ day of ____________, 2007, is made by and between The Aegis Funds, a Delaware statutory trust (the "Trust") operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of its investment series the Aegis High Yield Fund (the "Fund"), and Aegis Financial Corporation (formerly, Berno, Gambal & Barbee, Inc.), an investment adviser having its principal offices at 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201 (the "Investment Adviser").

     WHEREAS, the Trust is registered as an open-end, management investment company under the 1940 Act; and

     WHEREAS, the Investment Adviser is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940; and

     WHEREAS, the Trust desires to retain the Investment Adviser to furnish investment advisory services with respect to the Fund, and the Investment Adviser is willing to so furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

     1. Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser hereby accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. Delivery of Documents. The Trust has furnished the Investment Adviser with copies of each of the following:

     (a) Resolutions of the Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement; and

     (b) The Fund's most recent Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus").

     The Fund will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing.

     3. Management. Subject to the supervision of the Board of Trustees, the Investment Adviser will provide a continuous investment program for the Fund, including investment research and day-to-day management of the Fund's assets. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Investment Adviser will provide the services under this Agreement in accordance with the Fund's' investment objectives, policies and restrictions as stated in the Prospectus and resolutions of the Board of Trustees. The Investment Adviser further agrees that it:

     (a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission;

     (b) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, which may include affiliates of the Investment Adviser. In executing portfolio transactions, the Investment Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Investment Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Investment Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and any other accounts over which the Investment Adviser exercises investment discretion. The Investment Adviser is authorized, subject to the prior approval of the Board of Trustees, to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction in such instances where the Investment Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer as viewed in terms of that particular transaction or in terms of the overall responsibilities of the Investment Adviser to the Fund. In addition, the Investment Adviser may take into account the sale of the Fund's shares in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Fund, the Investment Adviser or the principal underwriter), provided that the Investment Adviser believes that the quality of execution and the commission are comparable to what they would be by other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Investment Adviser or the principal underwriter or any affiliated person of either the Fund, the Investment Adviser or the principal underwriter or any affiliated person of the Fund, the Investment Adviser or the principal underwriter, acting as principal in the transaction except to the extent permitted by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.;

     (c) will maintain all books and records with respect to the Fund's securities transactions which the Fund is required to maintain under applicable laws and will furnish the Board of Trustees such periodic and special reports as the Board may request; and

     (d) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to, and approval in writing by, the Board of Trustees, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Board of Trustees.

     4. Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others whether or not for compensation so long as its services under this Agreement are not impaired thereby.

     5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required by Rule 31a-1 to be maintained under the 1940 Act.

     6. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

     7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date of the effectiveness of this Agreement, the Fund will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, accrued daily and paid monthly, at an annual rate of 0.90% of the daily net asset value of the Fund.

     8. Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     9. Duration and Termination. This Agreement will become effective at such time as shall have been approved by the shareholders of the Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for two years, and thereafter for successive periods of twelve months, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding, the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund) on sixty days' written notice or by the Investment Adviser on ninety days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act).

     10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto. No material amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund.

     11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                        THE AEGIS FUNDS, on behalf of
                                        The Aegis High Yield Fund

                                        By: _________________________

                                        Name: ______________________

                                        Title: _______________________


                                        AEGIS FINANCIAL CORPORATION

                                        By: _________________________

                                        Name: ______________________

                                        Title: _______________________

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